Exhibit 10.3
Amendment To Employment Agreement of Laurie Allen
This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of September 11, 2008 between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Laurie A. Allen, Esq., (the “Employee”).
     The Company and the Employee have entered into an employment agreement dated as of March 4, 2002, as subsequently amended, (the “Employment Agreement”), and the parties hereto desire to further amend certain provisions of the Agreement.
     The Board of Directors of the Company pursuant to resolutions adopted on Septemeber 11, 2008, has authorized this Amendment to the Employment Agreement and has authorized Laurie Allen, in her capacity as the Authorized Officer of the Company, to execute this Amendment.
     NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to further amend the Employment Agreement as follows:
1. Section 4, paragraph (b) of the Employment Agreement is stricken in its entirety and replaced with the following:
(b) In the event that the Employee becomes disabled during her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or her duly appointed guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.
2. Section 4, paragraph (c) of the Employment Agreement is stricken in its entirety and replaced with the following:
(c) The Employee acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term “Cause” means that the (i) the willful neglect by the Employee of her duties hereunder, provided such neglect remains uncured for a period of 30 days after written notice describing the same is given to the Employee, (ii) the conviction of the Employee of any felony involving moral turpitude or (iii) any act of fraud or embezzlement involving the Company or any of its Affiliates. All determinations of Cause hereunder shall require confirmation by a two-thirds vote of the Board.
3. Section 8.5 of the Employment Agreement is stricken in its entirety and replaced with the following:
The Employee may disclose any Confidential Information that is required to be disclosed by law, government regulation, subpoena, court order or other legal process. If disclosure is required pursuant to this Section 8.5, the Employee shall give the Company reasonable advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.
4. Section 10 of the Employment Agreement, titled “Non-Competition and Non-Solicitiation”, is stricken in its entirety and replaced with the legend “Intentionally Deleted”.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EMPLOYEE	ARIAD PHARMACEUTICALS, INC.

/s/ Laurie A. Allen	/s/ Laurie A. Allen

Laurie A. Allen, Esq.	Laurie A. Allen, Esq. Sr. Vice President and Chief Legal Officer

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